Calculation of Filing Fee Tables
S-8
IRONWOOD PHARMACEUTICALS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, $0.001 par value per share	Other	10,000,000	$ 3.64	$ 36,400,000.00	0.000087	$ 3,166.80
Total Offering Amounts:						$ 36,400,000.00		$ 3,166.80
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,166.80
Offering Note
[1]	(1) This registration statement on Form S-8 (this "Registration Statement") covers an aggregate of 10,000,000 shares of the Registrant's Class A Common Stock, par value $0.001 per share, that may be issued under the Registrant's Amended and Restated 2019 Equity Incentive Plan (the "Plan"). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Class A Common Stock as may be issued pursuant to the provisions of the Plan to which this Registration Statement relates. (2) Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Class A Common Stock as reported by the Nasdaq Global Select Market, which were $3.70 and $3.58, respectively, on October 29, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources